WORKING CAPITAL TERM NOTE

                                        April 19, 1996

     FOR VALUE RECEIVED, Fruehauf Trailer Corporation
("Borrower") promises to pay to the order of Congress
Financial Corporation (Central) (together with its successors and assigns, "Lender") the principal sum of Five Million, Five Hundred Thousand Dollars ($5,500,000) together with interest on the outstanding balance thereof at the rate provided for herein on the dates and upon the terms set forth herein.

                    Recitals

 A. Borrower and Lender are the parties to that certain Accounts Financing Agreement [Security
Agreement] (the "Accounts Financing Agreement"), that certain Inventory and Equipment Security Agreement
Supplement to Accounts Financing Agreement [Security
Agreement], that certain Rider No. 1 to Accounts
Financing Agreement [Security Agreement], that certain
Inventory and Equipment Security Agreement Supplement to
Accounts Financing Agreement [Security Agreement] and that certain letter regarding Inventory Loans, each dated as of August 20, 1993 and each as amended by that certain First Amendment to Accounts Financing Agreement
[Security Agreement] entered into as of April 4, 1994 by and between Borrower and Lender, that certain Second
Amendment to Accounts Financing Agreement [Security
Agreement] and Waiver entered into as of April 12, 1994 by and between Borrower and Lender, that certain Third
Amendment to Accounts Financing Agreement [Security
Agreement] entered into as of May 1, 1995 by and between Borrower and Lender and that certain Fourth Amendment to Accounts Financing Agreement [Security Agreement] (the
"Fourth Amendment") entered into as of even date herewith by and between Borrower and Lender
(collectively, as amended, restated, supplemented or otherwise modified from time to time, the "Loan
Agreement"), and the other Loan Documents, as defined in the Loan Agreement (all such Loan Documents, together with the Loan Agreement, in each case as in existence prior to the execution of this Term Note or any other amendment executed on or after the date hereof, collectively, the "Revolving Loan Documents").
Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Loan
Agreement.

 B. Lender is a party to that certain First Amended and Restated Intercreditor Agreement (the "Intercreditor
Agreement") entered into as of May 1, 1995 by and among Lender, IBJ Schroder Bank & Trust Company ("IBJS"), as indenture trustee and Collateral Agent (as that term is defined in the Intercreditor Agreement), and certain other parties.

 C.  Borrower is a party to that certain Indenture (the
"Indenture") dated as of May 1, 1995 by and between Borrower and IBJS, as trustee.

 D. Borrower has requested and Lender has agreed to convert a portion of the revolving loans currently outstanding pursuant to the Revolving Loan Documents to a term loan to Borrower, with such refinancing to be upon the terms and subject to the conditions set forth in this Term Note.

 E. The term loan to be made under this Term Note will replace and be a refinancing of a portion of the obligations of Borrower under the Revolving Loan
Documents, and, prior to the occurrence of a Transfer
Event, as hereinafter defined, will be entitled to the benefits of all collateral and other security with respect thereto.

     THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:



SECTION 1.   DEFINITIONS

     All terms used herein which are defined in Article
1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Term Note. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Term Note" and words of similar import when used in this Term Note shall refer to this Term Note as a whole and not any particular provision of this Term Note and as this Term
Note now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
Any accounting term used herein unless otherwise defined in this Term Note shall have the meaning customarily given to such term in accordance with GAAP. For purposes of this Term Note, the following terms shall have the respective meanings given to them below:

      1.1 "Accounts" shall have the meaning set forth in Section 4 hereof.

     1.2 "Average Book Availability" shall mean, for any period, the arithmetic mean of the Book Availability for each day in such period.

     1.3 "Book Availability" shall mean, at any time, the amount, as determined by Lender and maintained on its books and records in accordance with and pursuant to the terms of the Loan Agreement, equal to the Section
2.1 Amount (as defined in the Fourth Amendment as in effect on the date hereof), minus the amount of all then outstanding and unpaid Obligations (but not including for this purpose the then outstanding principal amount of the Term Loan).

     1.4 "Cash Flow Projections" shall mean detailed cash flow projections for the Borrower, made in good faith and in conformity with Borrower's existing business practices and, to the extent applicable, GAAP, in sufficient detail to permit the calculation of Average Book Availability, for at least the next ninety
(90) day period.

     1.4  "Collateral" shall have the meaning set
forth in Section 4 hereof.

     1.5 "Equipment" shall have the meaning set forth in Section 4 hereof.

     1.6 "Event of Default" shall mean the occurrence or existence of any event or condition described in
Section 8.1 hereof.

     1.7 "Excess Availability" shall mean, as of any Permitted Principal Reduction Assessment Date, the lesser of (i) Book Availability on such date minus the sum of (a) the aggregate amount of all Specified
Payables on such date; plus (b) accruals for any tax liabilities that are or will be due and payable within the next ninety (90) days; plus (c) accruals for any Specified Liabilities, to the extent not included in (a) or (b) above, that are or will be due and payable during the next twelve (12) month period or (ii) Average Book
Availability for the ninety (90) day period ending on such date.

     1.8  "GAAP" shall mean generally accepted
accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public
Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination.

     1.9 "Income Projections" shall mean detailed net income projections for the Borrower for the next twelve
(12) month period, made in good faith and in conformity with Borrower's existing business practices and, to the extent applicable, GAAP.

     1.10 "Inventory" shall have the meaning set forth in Section 4 hereof.

     1.11  "Obligor" shall mean any guarantor,
endorser, acceptor, surety or other person liable on or with respect to the Term Loan Obligations or who is the owner of any property which is security for the Term
Loan Obligations, other than Borrower.

     1.12 "Permitted Principal Reduction Assessment
Date" shall mean July 31, 1997, and each October 31,
January 31, April 30 and July 31 thereafter until such time as the Term Loan is repaid in full.

     1.13 "Permitted Principal Reduction Payment Date" shall mean August 10, 1997 and each November 10,
February 10, May 10 and August 10 thereafter until such time as the Term Loan is repaid in full.

     1.14 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

     1.15 "Prime Rate" shall mean the rate from time to time publicly announced by CoreStates Bank, N.A., or its successors and assigns, at its office in Philadelphia, Pennsylvania, as its prime rate, whether or not such announced rate is the best rate available at such bank.

     1.16 "Records" shall have the meaning set forth in Section 4 hereof.

     1.17 "Specified Liabilities" shall mean all liabilities for taxes, assessments, royalty payments, insurance, contractual bonus arrangements, term debt principal amortization (other than the Term Loan) or capital expenditures, which are or will be due and payable by Borrower, which will require a payment of at least One Hundred Thousand Dollars ($100,000) over the next twelve (12) month period and which are not reasonably expected to be funded from third party sources.

     1.18 "Specified Payables" shall mean, at any specified date, the then outstanding and unpaid trade payables of Borrower which are more than ten (10) days past due as of the preceding Business Day except for any such payables which (i) are identified to Congress
Financial Corporation (Central) and approved for purposes of exclusion from this definition by Congress
Financial Corporation (Central) as being excluded from "Specified Payables" (which approval shall not be unreasonably withheld) and (ii) are either (a) not being paid because of unresolved disputes with respect thereto, or (b) not being paid because of agreements with the obligee of the payable which permit the deferral of payment.

     1.19 "Term Loan" shall have the meaning set forth in Section 2.1 hereof.

     1.20 "Term Loan Financing Agreements" shall mean, collectively, this Term Note, any additional working capital term note issued to Congress Financial
Corporation (Central), the proceeds of which are used to refinance an equivalent portion of the revolving loans made pursuant to the Revolving Loan Documents, all of the documents identified in Exhibit "A" hereto and any agreement, document, instrument or amendment to any of the foregoing documents at any time hereafter which are executed and/or delivered by Borrower or any Obligor in favor of Lender in its capacity as holder of this Term
Note.

     1.21  "Term Loan Obligations" shall mean the Term
Loan and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender and/or its affiliates pursuant to any or all of the Term Loan Financing Agreements, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Term Note or after the commencement of any case with respect to Borrower under the United States Bankruptcy
Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

     1.22 "Transfer Documents" shall mean (i) that certain Note Purchase and Assignment Agreement, dated as of April 19, 1996, by and between Congress Financial
Corporation (Central) and K-H Corporation (the "Note
Purchase Agreement"), (ii) that certain Subordination
Agreement, dated as of April 25, 1996, by and between Congress Financial Corporation (Central) and K-H
Corporation (the "Subordination Agreement") and (iii) any assignment of any or all of the Term Loan Financing
Agreements executed in connection with the Note Purchase
Agreement or the Subordination Agreement.

     1.23 "Transfer Event" shall mean a sale or other transfer of this Term Note by Congress Financial
Corporation (Central) to any third party, which shall then become a "Lender" hereunder.

SECTION 2.   CREDIT FACILITIES

  2.1 Term Loan. Subject to, and upon the terms and conditions contained herein, Lender has on the date first above set forth made a loan (the "Term Loan") to Borrower in the principal amount of Five Million, Five
Hundred Thousand Dollars ($5,500,000), the proceeds of which have been used to reduce and refinance an equivalent portion of the revolving loans heretofore made pursuant to the Revolving Loan Documents. Upon repayment, the Term Loan, to the extent of such repayment, may not be reborrowed.

  2.2    Repayment of Term Loan.  Except as provided in
Sections 2.3, 2.4 and 8.2 hereof, the then outstanding principal amount of the Term Loan shall be due and payable on May 1, 1997.

  2.3    Extension of Term Loan.  In the event Congress
Financial Corporation (Central) extends the term of the Loan Agreement, then the term of the Term Loan shall be automatically extended until the earlier of (a) May 1, 1999, and (b) the extended maturity date of the Loan
Agreement. In the event the term of the Term Loan is so extended, Borrower shall be obligated to pay the outstanding principal balance at such extended maturity date and to make a principal payment to Lender in the amount of Two Hundred Fifty Thousand Dollars ($250,000), for application to the Term Loan (each such payment hereinafter referred to as a "Permitted Principal
Reduction Payment"), on each Permitted Principal
Reduction Payment Date on which each of the following conditions is met:

          (i)  the Excess Availability as of the
immediately preceding Permitted Principal Reduction
Assessment Date was at least Two Million, Five Hundred
Thousand Dollars ($2,500,000);

          (ii) the most recently delivered Cash Flow
Projections show that, after the making of such Permitted Principal Reduction Payment, the Borrower will still be able to maintain an Average Book Availability of at least Two Million, Five Hundred Thousand Dollars
($2,500,000) for the ninety (90) day period commencing on the first day following the immediately preceding
Permitted Principal Reduction Assessment Date;

          (iii)  Borrower had a positive net income
for the ninety (90) day period immediately preceding such Permitted Principal Reduction Assessment Date, as shown in the income statement delivered by Borrower pursuant to section 2.8 of this Term Note; and

          (iv)  the most recently delivered Income
Projections show that Borrower is expected to have a positive net income for the ninety (90) day period commencing on the first day following the immediately preceding Permitted Principal Reduction Assessment Date.

If, on any Permitted Principal Reduction Payment Date, any of the foregoing conditions has not been satisfied, such Permitted Principal Reduction Payment shall not thereafter become payable if such condition is satisfied subsequent to such Permitted Principal Reduction Payment
Date.

  2.4 Accelerated Prepayment. The entire principal balance of the Term Loan shall be immediately due and payable (i) prior to the occurrence of a Transfer
Event, on the date that the revolving loan made pursuant to the Revolving Loan Documents is terminated by Borrower in accordance with the terms of the Revolving
Loan Documents, or (ii) if a Transfer Event does not occur on or prior to April 26, 1996.

  2.5    Interest

     (a) Pre-Default Rate.  Borrower shall pay to
Lender interest on the outstanding principal amount of the Term Loan Obligations at the rate of two and one-half percent (2%) per annum in excess of the Prime
Rate.

     (b) Post-Default Rate.  Borrower shall pay to
Lender interest on the outstanding principal amount of the Term Loan Obligations, at Lender's option, without notice, at a rate equal to two percent (2%) per annum in excess of the pre-default rate set forth above (i) whenever the default rate is imposed on Borrower's outstanding Obligations pursuant to the Revolving Loan
Documents, or (ii) following the occurrence of a Transfer Event, from the date of the occurrence of an Event of Default hereunder, and for so long as such Event of Default is continuing as determined by Lender.
All interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof shall be payable on demand.

     ( c ) Payment of Interest. Accrued interest shall be due and payable in arrears no later than the first day of each month during which any of the Term Loan
Obligations remain outstanding and unpaid. Interest shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any part or provision of any of the Term Loan Financing Agreements is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto. If any interest payment or any other amount due and payable under any of the Term Loan Financing
Agreements cannot be paid pursuant to the terms of the

Transfer Documents, then such interest payment or other amount shall be deemed not to be due and payable under such Term Loan Financing Agreement until such time as payment thereof is permitted under the Transfer
Documents, and no Event of Default shall result from the failure of Borrower or any Obligor to pay such interest payment or other amount until such time as permitted under the Transfer Documents. Interest shall accrue at the applicable rate on any Term Loan Obligation that cannot be paid pursuant to the preceding sentence of this Section 2.5(c) from the date on which such Term
Loan Obligation would have first become due and payable under such Term Loan Financing Agreement but for this
Section 2.5(c) until the date on which such Term Loan
Obligation is actually paid.

  2.6 Payments. Borrower shall make all payments to Lender on the Term Loan Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds applied to the payment of, any of the Term Loan Obligations, Lender is required to surrender or return such payment to any Person for any reason, then the Term Loan Obligations intended to be satisfied by such payment shall be reinstated and continue and this Term Note shall continue in full force as if such payment had not been received by Lender. Borrower shall be liable to pay to Lender, and does indemnify and hold Lender harmless for the amount of any payments surrendered or returned.
This Section 2.6 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment. This Section 2.6 shall survive the termination or non-renewal of this Term
Note.

  2.7    Instructions on Loan Disbursement and Use of
Proceeds. Lender is authorized to make the Term Loan upon the execution hereof and Borrower shall use the proceeds of the Term Loan only to pay down an equivalent portion of Borrower's obligations in connection with the loans extended pursuant to Section 2.1 of the Loan
Agreement.

  2.8 Reporting Obligations. Borrower shall deliver to Lender quarterly, and no fewer than five (5) days before each Permitted Principal Reduction Assessment
Date, the following (i) the Cash Flow Projections, (ii) an income statement prepared in accordance with GAAP reflecting the results of operations for the preceding ninety (90) day period, and (iii) the Income
Projections.

  2.9 Term Loan Subject to Intercreditor Agreement and
Transfer Documents.  This Term Note and the other Term
Loan Financing Agreements are subject to the terms of the Intercreditor Agreement and, when executed, the Transfer Documents.

SECTION 3.   ACKNOWLEDGMENT OF SECURITY INTEREST

     Borrower acknowledges that, prior to the occurrence of a Transfer Event, the Term Loan
Obligations are included within the term "Obligations" as such term is defined in the Revolving Loan Documents, and that the Term Loan Obligations are therefore secured by the liens, security interests and other security granted in the Revolving Loan Documents and the other collateral documents related thereto. After the occurrence of a Transfer Event, the Term Loan
Obligations shall not be included within the term
"Obligations" as defined in the Revolving Loan Documents
(but shall continue to be "Congress Obligations" under the Intercreditor Agreement), and shall not be secured by the liens, security interests or other security granted in the Revolving Loan Documents or the other collateral documents related thereto.

SECTION 4.   GRANT OF SECURITY INTEREST

     In addition to the security interest acknowledged in the preceding section, and to further secure payment and performance of all Term Loan Obligations, Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security (all of which shall be applicable to any Lender holding this Term Note), the following property and interests in property, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

          All present and future (a) accounts,
contract rights, general intangibles, chattel paper, documents, letters of credit and instruments, as such terms are defined in the Uniform Commercial Code, including, without limitation, all obligations for the payment of money arising out of Borrower's sale, lease or other disposition of goods or other property or rendition of services (collectively, the "Accounts");
(b) moneys, securities and other property and the proceeds thereof, now or hereafter held or received by, or in transit to, Lender from or for Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all of Borrower's deposits
(general or special), balances, sums and credits with Lender at any time existing; (c) all of Borrower's right, title and interest, and all of Borrower's rights, remedies, security and liens, in, to and in respect of the Accounts and other Collateral, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guaranties or other contracts of suretyship with respect to the Accounts, deposits or other security for the obligation of any debtor or obligor in any way obligated on or in connection with any Account (an "Account
Debtor"), and credit and other insurance; (d) all of Borrower's right, title and interest in, to and in respect of all goods relating to, or which by sale have resulted in, Accounts, including, without limitation, all goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, any Accounts or other Collateral, including without limitation, all returned, reclaimed or repossessed goods; (e) all deposit accounts; (f) all books, records, ledger cards, computer programs, and other property and general intangibles evidencing or relating to the Accounts and any other Collateral or any Account Debtor, together with the file cabinets or containers in which the foregoing are stored
(collectively, the "Records"); (g) all other general intangibles of every kind and description, including without limitation, trade names and trademarks, and the goodwill of the business symbolized thereby, patents, copyrights, licenses and Federal, State and local tax refund claims of all kinds; (h) all of Borrower's equipment, including, without limitation, machinery, equipment, office equipment and supplies, computers and related equipment, furniture, furnishings, tools, tooling, jigs, dies, fixtures, manufacturing implements, fork lifts, trucks, trailers, motor vehicles and other equipment (collectively, the "Equipment"); and (i) all proceeds of the foregoing, in any form, including, without limitation, any claims against third parties for loss or damage to or destruction of any or all of the foregoing;

and

all of Borrower's inventory, including without limitation: raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in Borrower's business, finished goods, and all other inventory of whatever kind or nature, wherever located, whether now owned or hereafter existing or acquired by Borrower ("Inventory"), including without limitation, all wrapping, packaging, advertising, shipping materials, and all other goods consumed in Borrower's business, all labels and other devices, names or marks affixed or to be affixed thereto for purposes of selling or of identifying the same or the seller or manufacturer thereof and all of Borrower's right title and interest therein and thereto; all books, records, documents, other property and general intangibles at any time relating to the Inventory; all goods, wares and merchandise, finished or unfinished, held for sale or lease or furnished or to be furnished under contracts of service; all goods returned to or repossessed by Borrower; and all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and any claims against third parties for loss or damage to or destruction of any or all of the foregoing.


          The Collateral also includes all
replacements, additions, accessions, substitutions, repairs, proceeds and products relating thereto or therefrom, and all document ledger sheets and files of Borrower relating thereto. Proceeds hereunder include
(i) whatever is now or hereafter received by Borrower upon the sale, exchange, collection or other disposition of any item of Collateral, whether such proceeds constitute inventory, accounts, accounts receivable, general intangibles, instruments, securities, credits, documents, letters of credit, chattel paper, documents of title, warehouse receipts, leases, deposit accounts, money, contract rights, goods or equipment; (ii) any such items which are now or hereafter acquired by Borrower with any proceeds of Collateral hereunder; and
(iii) any insurance now or hereafter payable by reason of loss or damage to any item of Collateral or any proceeds thereof.


SECTION 5.   COLLATERAL COVENANTS

  5.1 Inventory Covenants. (a) Borrower shall not remove any Inventory from the locations referenced in
Section 6.3 hereof, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower's business and except to move
Inventory directly from one location referenced in
Section 6.3 hereof to another such location; (b) upon Lender's request, Borrower shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; (c) Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws
(including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders related thereto);
(d) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (e) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory; (f)
Borrower shall keep the Inventory in good and marketable condition; and (g) Borrower shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval. In addition, the representations and warranties contained in Sections 6.5 and 6.6 of the Accounts Financing Agreement are incorporated herein by reference.

  5.2 Equipment Covenants. (a) Borrower shall, at its expense, at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Equipment in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender; (b)
Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use the Equipment, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in Borrower's business and not for personal, family, household or farming use; (e) Borrower shall not remove any Equipment from the locations referenced in
Section 6.3 hereof, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrower or to move
Equipment directly from one location referenced in
Section 6.3 hereof to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of business;
(f) the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) Borrower assumes all responsibility and liability arising from the use of the Equipment.

  5.3 Power of Attorney. Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney-in-fact, and authorizes Lender, in Borrower's or Lender's name, to: (a) at any time an Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists (i) demand payment of Accounts; (ii) enforce payment of Accounts by legal proceedings or otherwise; (iii) exercise all of Borrower's rights and remedies to collect any Account or other Collateral; (iv) sell or assign any Account or other Collateral upon such terms, for such amount and at such time or times as the Lender deems advisable; (v) settle, adjust, compromise, extend or renew an Account; (vi) discharge and release any Account; (vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor; (viii) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower; and (ix) do all acts and things which are necessary, in Lender's determination, to fulfill
Borrower's obligations under the Term Loan Financing
Agreements and (b) at any time (i) take control in any manner of any item of payment of proceeds thereof; (ii) have access to any lockbox or postal box into which Borrower's mail is deposited; (iii) endorse Borrower's name upon any items of payment or proceeds thereof and deposit the same in Lender's account for application to the Term Loan Obligations; (iv) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral;
(v) sign Borrower's name on any verification of Accounts and notices thereof to account debtors and (vi) execute in Borrower's name and file any UCC financing statements or amendments thereto. Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

  5.4 Right to Cure. Lender may, at its option, (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and
(c) pay any amount, incur any expense or perform any act which, in Lender's judgment, is necessary or appropriate to preserve, protect, insure, maintain, enforce and collect the Collateral and the rights of Lender with respect thereto. All amounts so expended shall constitute Term Loan Obligations and shall be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section 5.4 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

  5.5 Access to Premises. From time to time as requested by Lender, at the cost and expense of Borrower, (a) Lender or its designee shall have complete access to all of Borrower's premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including, without limitation, the Records, and (b) Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c)
Lender or its designee may use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists for the collection of Accounts and realization of other
Collateral.


SECTION 6.   REPRESENTATIONS AND WARRANTIES

     Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Term Note), the truth and accuracy of which are a condition to the making of the Term Loan:

  6.1    Corporate Existence, Power and Authority;
Nature of Obligation. Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on Borrower's financial condition, results of operation or business or the rights of Lender in or to any of the Collateral.
The execution, delivery and performance of this Term
Note and the other Term Loan Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of Borrower's certificate of incorporation, by-laws or other organizational documentation, or the Indenture, any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound. The Term Loan Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms. The Term Loan Obligations incurred by Borrower pursuant to this Term Note and the other Term Loan
Financing Agreements shall constitute "Refinancing
Debt," as that term is defined in the Indenture, and shall also constitute "Congress Obligations," as that term is defined in the Intercreditor Agreement.

  6.2    Financial Statements and Filings; No Material
Adverse Change. All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Lender or filed with the Securities and Exchange Commission are or will be prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower to Lender prior to the date of this Term Note, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrower, since the date of the most recent audited financial statements furnished by Borrower to Lender prior to the date of this Term Note.

  6.3   Chief Executive Office; Collateral Locations.
The chief executive office of Borrower and Borrower's
Records concerning Accounts are located only at the address set forth in the Revolving Loan Documents and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Revolving Loan Documents, subject to the right of Borrower to establish new locations in accordance with Section 7.2 hereof. The Revolving Loan
Documents correctly identify any of such locations which are not owned by Borrower and set forth the owners and/or operators thereof, and to the best of Borrower's knowledge, the holders of any mortgages on such locations.

  6.4 Status of Liens; Title to Properties. The security interests and liens granted to Lender under the Term Loan Financing Agreements constitute valid and, upon the filing of appropriate financing statements, mortgages and deeds of trust, perfected liens and security interests in and upon the Collateral subject only to the liens permitted under Section 7.8 hereof.
In addition, prior to the occurrence of a Transfer
Event, (i) the Term Loan Obligations are included within the term "Obligations," as such term is defined in the Revolving Loan Documents, and (ii) the Term Loan
Obligations are secured by the liens, security interests and other security granted in the Revolving Loan
Documents and the other collateral documents related thereto. Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or changes of any kind, except those granted to Lender and such others as are specifically permitted under Section
7.8 hereof.

  6.5 Litigation. Except as previously disclosed to Lender, there are no judgments outstanding against Borrower, there is no present investigation by any governmental agency pending, or to the best of Borrower's knowledge threatened, against or affecting
Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by the Term Loan
Financing Agreements, which if adversely determined with respect to it would result in any material adverse change in the assets, business or prospects of Borrower or which would impair the ability of Borrower to perform its obligations hereunder or under any of the other Term
Loan Financing Agreements to which it is a party, or of Lender to enforce this Term Note or any of the other
Term Loan Financing Agreements or realize upon the Collateral.

  6.6    Compliance with Other Agreements and Applicable
Laws. Borrower is not in default under, or in violation of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound.
Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority.

  6.7     Accuracy and Completeness of Information.
All information furnished by or on behalf of Borrower in writing to Lender in connection with this Term Note or any of the other Term Loan Financing Agreements or any transaction contemplated hereby or thereby is and will be true and correct in all material respects on the date as of which such information is dated or certified and does not omit and will not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of Borrower, which has not been fully and accurately disclosed to Lender in writing.

  6.8 Survival of Warranties; Cumulative. All representations and warranties contained in this Term
Note and the other Term Loan Financing Agreements shall survive the execution and delivery of this Term Note and the other Term Loan Financing Agreements, and shall be conclusively presumed to have been relied on by Lender as of the date of this Term Note regardless of any investigation made or information possessed by Lender.
The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.


SECTION 7.   AFFIRMATIVE AND NEGATIVE COVENANTS

  7.1 Maintenance of Existence. Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Borrower shall give Lender thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Lender a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of Borrower as soon as it is available.

  7.2 New Collateral Locations. Borrower may open any new location within the continental United States provided Borrower (a) gives Lender thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including, without limitation, UCC financing statements.

  7.3 Compliance with Laws, Regulations, Etc. Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any Federal, State or local governmental authority.

  7.4 Payment of Taxes and Claims. Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books.

  7.5 Insurance. Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrower in obtaining, and at any time an Event of Default exists, adjusting, settling, amending and canceling such insurance.
Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Term Loan
Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for Borrowers' obligations pursuant to the Term Loan Financing Agreements.

  7.6    Financial Statements and Other Information

  (a) Borrower shall keep proper books and records in which full and true entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower in accordance with GAAP and Borrower shall furnish or cause to be furnished to Lender: (i) within forty-five (45) days after the end of each fiscal month, monthly unaudited financial statements (including balance sheets, statements of income and loss and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of Borrower's operations as of the end of such fiscal month; (ii) within ninety (90) days after the end of each fiscal year, audited financial statements of Borrower (including balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of Borrower's operations as of the end of such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower for the fiscal year then ended.

  (b) Borrower shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Term Loan Obligations or which would result in any material adverse change in Borrower's business, properties, assets, goodwill or condition, financial or otherwise, and (ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

 ( c )Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which Borrower sends to its stockholders generally and copies of all reports and registration statements which Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

  (d) Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other government agency or to any participant or assignee or prospective participant or assignee.
Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrower's expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Lender such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

  7.7  Sale of Assets, Consolidation, Merger,
Dissolution, Etc. Borrower shall not, directly or indirectly, (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, (b) sell, assign, lease or transfer to any other Person, abandon or otherwise dispose of any stock or indebtedness or any of its assets to any other Person (except as expressly permitted in the Revolving Loan Documents or the Indenture), (c) form or acquire any subsidiaries, (d) wind up, (e) liquidate, (f) dissolve or (g) agree to do any of the foregoing.

  7.8 Encumbrances. Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral, except as permitted by the Revolving Loan Documents, the Indenture or any of the other Term Loan Financing Agreements.

  7.9 Dividends and Redemptions. Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of any class of capital stock of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except as permitted under the Revolving Loan
Documents.

  7.10 Transactions with Affiliates. Borrower shall not enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm's length transaction with an unaffiliated person.

  7.11 Costs and Expenses. Borrower shall pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of Lender's rights in the Collateral, this Term Note, the other Term Loan
Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof or thereto, including, but not limited to: (a) all costs and expenses of filing or recording (including Uniform
Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all title insurance and other insurance premiums, appraisal fees and search fees; (c) costs and expenses of preserving and protecting the Collateral; (d) costs and expenses paid or incurred in connection with obtaining payment of Borrower's obligations pursuant to the Term Loan
Financing Agreements, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of the Term Loan Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby or thereby
(including, without limitation, preparations for and consultations concerning any such matters); and (e) the fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

 7.12 Further Assurances. At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of the Term Loan Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower remaking, as of the date of such certificate, the representations and warranties set forth in this Term Note or any of the other Term Loan
Financing Agreements. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more
UCC financing statements signed only by Lender.


SECTION 8.   EVENTS OF DEFAULT AND REMEDIES

 8.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

            (a)     Borrower (i) fails to pay when due any
amount due and owing pursuant to the Term Loan Financing
Agreements, (ii) breaches any of the terms, covenants, conditions or provisions contained in any of the Term
Loan Financing Agreements and such breach is not cured within fifteen (15) Business Days after it occurs, or
(iii) prior to the occurrence of a Transfer Event, fails to pay when due any amount due and owing pursuant to any of the Revolving Loan Documents or fails to perform any of the terms, covenants, conditions or provisions contained in any of the Revolving Loan Documents;

            (b)     any representation, warranty or
statement of fact made by Borrower to Lender either (i) in the Term Loan Financing Agreements or (ii) prior to the occurrence of a Transfer Event, in any of the Revolving Loan Documents, shall when made be false or misleading in any material respect;

           ( c ) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender; or

          (d)  Borrower or any Obligor becomes
insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

          (e)  a case or proceeding under the
bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

          (f)  a case or proceeding under the
bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or equity) is filed by Borrower or any Obligor or for all or any part of its property;

          (g)  prior to the occurrence of a Transfer
Event, there shall have occurred an Event of Default, as defined in the Loan Agreement, under any of the Revolving Loan Documents; or

          (h)  Congress Financial Corporation
(Central) accelerates the obligations of Borrower under the Revolving Loan Documents.

     8.2  Remedies

   (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in (i) the Term Loan
Financing Agreements, (ii) the Uniform Commercial Code,
(iii) any other applicable law and (iv) prior to the occurrence of a Transfer Event, the Revolving Loan
Documents, all of which rights and remedies may be exercised without notice to or consent by Borrower, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the Term Loan Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of any of the Term Loan Financing Agreements or any of the Revolving Loan Documents. Lender may, at any time or times, proceed directly against Borrower to collect any amount which Borrower is obligated to pay pursuant to the Term Loan Financing Agreements without prior recourse to the Collateral.

   (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation (i) accelerate the payment of and demand immediate payment to Lender of (x) all Term Loan
Obligations (provided, that, upon the occurrence of any Event of Default described in Sections 8.1(e) and 8.1(f), all Term Loan Obligations shall automatically become immediately due and payable) and, (y) prior to the occurrence of a Transfer Event, all obligations arising pursuant to the Revolving Loan Documents, (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower's expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Term Loan Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, five (5) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

  ( c )   Lender may apply the cash proceeds of
Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Term Loan Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.


SECTION 9.     JURY TRIAL WAIVER; OTHER WAIVERS
             AND CONSENTS; GOVERNING LAW

  9.1   Governing Law; Choice of Forum; Service of
Process; Jury Trial Waiver

  (a) The validity, interpretation and enforcement of this Term Note and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

  (b) Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the Federal and State courts sitting in New York County, New York and waive any objection based on venue or forum non conveniens with respect to any action instituted therein, and agree that any dispute arising out of the relationship between any such persons or the conduct of any such persons in connection with this Term Note or otherwise shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral).

 ( c ) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail
(return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon CT Corporation, whom Borrower irrevocably appoints as its agent for the purpose of accepting service of process within the State of New York. In addition, Lender agrees promptly to forward by registered mail any process so served upon such agent to Borrower at its address set forth on the signature pages hereof. Borrower hereby consents to service of process as aforesaid. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Lender against Borrower for the amount of the claim and other relief requested.

  (d)  BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT
TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE
OF ACTION (i) ARISING UNDER THIS TERM NOTE OR (ii) IN
ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE
DEALINGS OF THE PARTIES HERETO OR EITHER OF THEM IN
RESPECT TO THIS TERM NOTE OR THE TRANSACTIONS RELATED
HERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER
ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR
OTHERWISE.  BORROWER AND LENDER EACH HEREBY AGREES AND
CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF
ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY
AND THAT ANY OF THEM MAY FILE A COPY OF THIS TERM NOTE
WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE
PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY
JURY.

  (e) Nothing in this Section 9.1 shall affect the rights of Lender to serve legal process in any other manner permitted by law or affect the rights of Lender to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction.

  (f)   Lender shall not have any liability to Borrower
(whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by the Term Loan Financing
Agreements, or any act, omission or event occurring in connection therewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of the Term Loan Financing Agreements.

 9.2 Waiver of Notices. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the obligations of Borrower pursuant to the Term Loan Financing Agreements or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to Borrower's obligations, the Collateral and the Term Loan Financing
Agreements, except such as are expressly provided for therein. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

 9.3 Amendments and Waivers. Neither this Term Note, any of the other Term Loan Financing Agreements nor any provision hereof or thereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

 9.4 Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Term Note, any of the other Term Loan Financing
Agreements, the Collateral or any matter arising therefrom or relating hereto or thereto.

 9.5 Indemnification. Borrower shall indemnify, defend and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, deficiencies, judgments, penalties or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of the Term Loan Financing Agreements or any undertaking or proceeding related to any of the transactions contemplated thereby or any act, omission to act, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this
Section 9.5. The foregoing indemnity shall survive the payment of the Term Loan Obligations and the termination of the Term Loan Financing Agreements. All of the foregoing costs and expenses shall be part of Borrower's obligations in connection with the Term Loan and secured by the Collateral.


SECTION 10.  GENERAL PROVISIONS

 10.1 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrower at its chief executive office or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

 10.2 Partial Invalidity. If any provision of this Term Note or any of the other Term Loan Financing
Agreements is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Term Note or such other Term Loan Financing Agreement as a whole, but this Term Note or such other Term Loan
Financing Agreement, as appropriate, shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

 10.3  Successors and Transfers.  The Term Loan
Financing Agreements shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under any of the Term
Loan Financing Agreements without the prior written consent of Lender. Congress Financial Corporation
(Central) may, after notice to Borrower, assign its rights and delegate its obligations under the Term Loan
Financing Agreements and further may assign, or sell participations in, all or any part of the Term Loan
Financing Agreements or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided herein or by the terms of such assignment or participation.
Following the occurrence of a Transfer Event, (i) the rights, remedies, and obligations of the parties provided in this Term Note and the other Term Loan
Financing Agreements may be subject to the terms of an intercreditor agreement executed by Congress Financial
Corporation (Central) and any assignee, transferee or purchaser of Lender's interest in, and obligations under and pursuant to, this Term Note and (ii) Lender may, after notice to Borrower, assign its rights and delegate its obligations under the Term Loan Financing Agreements in their entirety, but not in part, to another financial institution or other person. Upon any such assignment and delegation, the assigning and delegating lender shall, to the extent of such assignment and delegation, without the need for any further action, be released from its obligations hereunder.

 10.4 Entire Agreement. This Term Note, together with the other Term Loan Financing Agreements and any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

     [Signature page follows]

     IN WITNESS WHEREOF, Borrower has caused these presents to be duly executed and delivered as of the day and year first above written.

                          BORROWER

                          FRUEHAUF TRAILER CORPORATION

                          By:/s/ Timothy J. Wiggins
                             -----------------------
                          Title:Executive Vice President


                          CHIEF EXECUTIVE OFFICE:

                          111 Monument Circle
                          Suite 3200
                          Indianapolis, Indiana 46204


Accepted and Agreed:

CONGRESS FINANCIAL CORPORATION
  (CENTRAL)

By: /s/ Thomas C. Lannon
   ----------------------

Title: Vice President

Address:

100 South Wacker Drive, Suite 1940
Chicago, Illinois 60606

                  EXHIBIT A


     Additional Term Loan Financing Agreements



1. Working Capital Term Note by Fruehauf and accepted by Congress

2. Note Purchase and Assignment Agreement by and between Congress and K-H Corporation ("K-H") and accepted by Fruehauf

3. Subordination Agreement by and between Congress and K-H and acknowledged by Fruehauf and its subsidiaries

4.  Assignment Agreement by K-H and accepted by Congress

5. Pledge Agreement executed by Fruehauf in favor of Congress, together with the following Schedules attached thereto:

               Schedule I -- Pledged Stock (none)
               Schedule II -- Pledged Notes

6.  Pledge Agreement executed by Maryland Shipbuilding &
Drydock Company in favor of Congress, together with the following Schedules attached thereto:

               Schedule I -- Pledged Stock
               Schedule II -- Pledged Notes

7.  Pledge Agreement executed by Jacksonville Shipyards,
Inc. in favor of Congress, together with the following
Schedules attached thereto:

               Schedule I -- Pledged Stock
               Schedule II -- Pledged Notes

8.  Pledge Agreement executed by Fruehauf International
Limited in favor of Congress, together with the following Schedules attached thereto:

               Schedule I -- Pledged Stock
               Schedule II -- Pledged Notes

9.  Guarantee in favor of Congress executed by:

     a.  FGR, Inc.
     b.  Fruehauf Corporation
     c.  Maryland Shipbuilding & Drydock Company
     d.  The Mercer Co.
     e.  Fruehauf International Limited
     f.  Deutsche-Fruehauf Holding Corporation
     g.  Jacksonville Shipyards, Inc.
     h.  M.J. Holdings, Inc.

10. Trademark Security Agreement executed by Fruehauf in favor of Congress

11. Patent Collateral Assignment executed by Fruehauf in favor of Congress

12. Copyright Security Agreement executed by Fruehauf in favor of Congress

13. Guarantor General Security Agreement executed by each of the Subsidiaries named below in favor of Congress, together with the following Schedules attached thereto:

          Schedule 4.1 -- Subsidiaries
          Schedule 4.3 -- Collateral Locations
          Schedule 4.4 -- Priority of Liens
          Schedule 4.6 -- Litigation
          Schedule 5.9 -- Indebtedness
          Schedule 5.10 -- Loans, Investments,
                             Guaranties

                a.  FGR, Inc.
                b.  Fruehauf Corporation
                c.  Maryland Shipbuilding & Drydock
                      Company
                d.  The Mercer Co.
                e.  Fruehauf International Limited
                f.  Deutsche-Fruehauf Holding
                      Corporation
                g.  Jacksonville Shipyards, Inc.
                h.  M.J. Holdings, Inc.

14. Mortgages/Deeds of Trust by and between Fruehauf and Congress in favor of Congress for each of the properties listed on Annex 1 attached hereto

15. UCC-1 Financing Statements filed against Fruehauf in favor of Congress with the offices of the Secretaries of State and County Clerks (or equivalent) listed on Annex 2 attached hereto

16. UCC Fixture Filings filed against Fruehauf in favor of Congress with the offices of the County Clerks (or equivalent) listed on Annex 1 attached hereto

                 Annex 1

Morgan County, Alabama
Morgan County, Alabama
Maricopa County, Arizona
Pulaski County, Arkansas
Fresno County, California
San Bernardino, California <F1><F2>
Yolo County, California
Denver County, Colorado
Dade County, Florida
DeKalb County, Georgia
Lee County, Iowa
Polk County, Iowa
Caddo Parish, Louisiana
Independent City of St. Louis
Yellowstone County, Montana
Hudson County, New Jersey <F1><F2>
Bernalillo County, New Mexico
Davidson County, North Carolina
Mecklenberg County, North Carolina
Allen County, Ohio
Franklin County, Ohio
Pike County, Ohio
Multnomah County, Oregon
Allegheny County, Pennsylvania
Lackawanna County, Pennsylvania
Dauphin County, Pennsylvania <F1><F2>
Philadelphia County, Pennsylvania
Spartanburg County, South Carolina
Shelby County, Tennessee
Bexar County, Texas
Dallas County, Texas
Harris County, Texas
Lubbock County, Texas <F1><F2>
Tarrant County, Texas <F1><F2>
Botetourt County, Virginia
Independent City of Richmond, Virginia
King County, Washington
Spokane County, Washington
Kanawha County, West Virginia



<F1>  mortgage/deed of trust was terminated, so one will
not be prepared for this property
<F2>  fixture filing was terminated, so one will not be
prepared for this property

                    Annex 2

Alabama Secretary of State
Arizona Secretary of State
Arkansas Secretary of State
Pulaski County, Arkansas
California Secretary of State
Colorado Secretary of State
Florida Secretary of State
DeKalb County, Georgia
Fulton County, Georgia
Indiana Secretary of State
Iowa Secretary of State
Parish of Caddo, Louisiana
Parish of Bossier, Louisiana
Michigan Secretary of State
Minnesota Secretary of State
Missouri Secretary of State
Independent City of St. Louis, Missouri
St. Louis County, Missouri
Montana Secretary of State
Nebraska Secretary of State
New Jersey Secretary of State
New Mexico Secretary of State
North Carolina Secretary of State
Mecklenburg County, North Carolina
Ohio Secretary of State
Allen County, Ohio
Delaware County, Ohio
Fairfield County, Ohio
Franklin County, Ohio
Pike County, Ohio
Van Wert County, Ohio
Oklahoma County, Oklahoma
Oregon Secretary of State
Pennsylvania Secretary of State
Allegheny County, Pennsylvania
Dauphin County, Pennsylvania
Fayette County, Pennsylvania
Indiana County, Pennsylvania
Lackawanna County, Pennsylvania
Philadelphia County, Pennsylvania
South Carolina Secretary of State
Tennessee Secretary of State
Texas Secretary of State
Virginia Secretary of State
Independent City of Richmond, Virginia
Independent City of Roanoke, Virginia
Washington Department of Licensing
West Virginia Secretary of State
Wisconsin Secretary of State